QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99(a)(1)(iv)

NOTICE OF ELECTION TO WITHDRAW OPTIONS
FROM OFFER TO PURCHASE

        If you previously elected to accept Liberty Media Corporation's Offer to Purchase dated May 24, 2005, and you would like to change your election and reject the Offer, you must sign this Notice (or otherwise provide written notice containing the required information) and return it to our office by facsimile((720) 875-5445) or mail to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attn: Debbie Watkins, before 9:00 p.m., Pacific Time, on June 21, 2005, unless the Offer is extended.

To Liberty Media Corporation:

        I previously received a copy of the Offer to Purchase and the Election Form. I signed and returned the Election Form, in which I elected to accept Liberty Media Corporation's Offer to Purchase. I now wish to change that election and reject your Offer to Purchase with respect to the options identified below. I understand that I must withdraw all or none of the options granted to me on a single grant date and at the same exercise price (defined as a single option grant). I further understand, that by signing this Notice and delivering it to Debbie Watkins at Liberty Media Corporation, I will be able to withdraw my acceptance of the offer with respect to the options identified below and reject the Offer to Purchase instead. I have read and understand all of the terms and conditions of the Offer to Purchase.

        By rejecting the Offer to Purchase, I understand that I will not receive any cash for such options and I will retain my eligible options previously tendered subject to their existing terms, including the terms of the stock option plan under which they were granted.

        I hereby elect to withdraw the following options from the Offer:

	Eligible Option Grant Date	Number of Shares Underlying the Eligible Option	Eligible Option Exercise Price
Option granted on:
Option granted on:
Option granted on:
Option granted on:

        I have completed and signed the following exactly as my name appears on the option agreement governing the grant of the foregoing options.

Date
Optionee's Signature
Optionee's Name

QuickLinks

NOTICE OF ELECTION TO WITHDRAW OPTIONS FROM OFFER TO PURCHASE